CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders

Evergreen Municipal Trust

Evergreen Select Fixed Income Trust

We consent to the use of our report dated July 24, 2006 for Evergreen High Grade Municipal Bond Fund, Evergreen Intermediate Municipal Bond Fund, Evergreen Municipal Bond Fund, and Evergreen Strategic Municipal Bond, each a series of Evergreen Municipal Trust and Evergreen Short-Intermediate Municipal Bond Fund, a series of Evergreen Select Fixed Income Trust, incorporated herein by reference and to the references to our firm under the captions “FINANCIAL HIGHLIGHTS” in the prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG

Boston, Massachusetts

September 28, 2006